Exhibit 23.1

[Kelly & Company]

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 3 to Registration Statement on Form SB-2 of our report dated December 15, 2007 relating to the financial statements of Amish Naturals, Inc. (formerly Amish Pasta Company, Inc.) as of September 30, 2007, for the year ended September 30, 2007, for the period from January 1, 2006 (commencement of operations) to September 30, 2006 and the period from January 1, 2006 (commencement of operations) to September 30, 2007. We also consent to the reference to our Firm under the caption “Experts” in the prospectus.

/s/ Kelly & Company
Kelly & Company
Costa Mesa, California
January 4, 2007